SCHEDULE 14A
RULE 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CSK AUTO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSK AUTO CORPORATION

Notice of Annual Meeting of Stockholders
To Be Held on Thursday, June 16, 2005
At 9:00 A.M. Mountain Standard (Phoenix Local) Time

May 20, 2005
Fellow Stockholder:
      On behalf of the Board of Directors, you are cordially invited to attend the CSK Auto Corporation Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 16, 2005 at 9:00 a.m. Mountain Standard (Phoenix local) Time, at The Arizona Biltmore, 2400 E. Missouri Avenue, Phoenix, Arizona. The purpose of the Annual Meeting is to consider and act upon the following proposals, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

•	Electing the seven directors of the Company to serve until the Company’s next annual meeting and until their successors have been duly elected and qualified.

•	Ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (“independent auditor”) for the fiscal year ending January 29, 2006 (“fiscal 2005”).
      The Board of Directors recommends that you vote FOR the foregoing proposals. Please refer to this Proxy Statement for detailed information on each of these proposals and on the business to be transacted at the Annual Meeting. Please also find enclosed CSK Auto Corporation’s Annual Report for the fiscal year ended January 30, 2005.
      The Board of Directors established April 22, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend in person, please complete, sign, date and return your proxy card promptly, in the envelope provided. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy. You must have an admission ticket to attend, and procedures for requesting that ticket are detailed on page 2 of this Proxy Statement.
      A list of all stockholders of record entitled to vote at the Annual Meeting will be open to examination, for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting, at the principal executive office of CSK Auto Corporation at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. This list will also be available for examination during the Annual Meeting at the place where the meeting is held.
      We look forward to you attending either in person or by proxy.

Sincerely yours,

Maynard Jenkins
Chairman and Chief Executive Officer

CSK Auto Corporation
645 East Missouri Avenue
Phoenix, AZ 85012
PROXY STATEMENT
       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CSK Auto Corporation for use in voting at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at The Arizona Biltmore in Phoenix, Arizona on Thursday, June 16, 2005 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. Unless the context indicates otherwise, the “Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries. Whether or not you expect to attend the Annual Meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote by telephone or via the Internet pursuant to the instructions set forth on the enclosed proxy card and the shares represented thereby will be voted in accordance with your instructions.
      Our principal executive office is located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. We can be reached by telephone at (602) 265-9200. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report for the fiscal year ended January 30, 2005 (“fiscal 2004”) are being mailed on or about May 20, 2005 to our stockholders of record as of April 22, 2005.

Matters to Be Considered at the Annual Meeting
      At the Annual Meeting, you will be asked to consider and vote on the proposals described in this Proxy Statement and on any other business that properly comes before the meeting. With respect to any matter to come before the meeting, you or your authorized proxy holder will be entitled to one vote for each share of common stock that you owned as of April 22, 2005, the record date for the Annual Meeting. As of April 22, 2005, there were 45,146,747 shares of our common stock outstanding.
      The following two proposals will be presented at our Annual Meeting. A complete statement of all material features of the proposals is contained elsewhere in this Proxy Statement.
      Proposal 1 concerns the election of a board of seven directors, all of whom are currently serving on the Board of Directors.
      Proposal 2 concerns ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2005.
Voting and Attendance

Voting at the Annual Meeting
      In order to obtain a quorum (the minimum number of stockholders required to be present in person or by proxy to take valid action) at the Annual Meeting, holders of a majority of the issued and outstanding shares of our common stock entitled to vote must attend, either in person or by proxy. In accordance with Delaware law, if a stockholder abstains from voting on an action, that stockholder’s shares will still be counted in determining whether the requisite number of stockholders attended the Annual Meeting. If a broker does not vote on any particular action because it does not have the authority to do so, but does vote on other actions, the shares will still be counted in determining whether the requisite number of stockholders attended the Annual Meeting.
      All actions to be taken at the Annual Meeting, including the election of directors, shall be decided by an affirmative vote of the majority of the voting power of our common stock present in person or represented by proxy at our Annual Meeting.
      All valid proxies received pursuant to this solicitation will be voted in accordance with the instructions specified in the proxy. If no such instructions have been specified, the shares will be voted “FOR” each of the Company’s nominees for election to the Board of Directors and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.
      We do not know of any matters to be acted upon at the meeting other than those discussed in this Proxy Statement. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the solicited proxy to vote on such matters in accordance with their best judgment.
      Any stockholder who has executed and returned a proxy that is not irrevocable and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by delivering written notice prior to the Annual Meeting to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Annual Meeting, or (iii) by delivering to the Secretary of the Company a later dated proxy at any time before the closing of the polls. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting in Person
      If you wish to attend the Annual Meeting in person, you must have an admission ticket. Advance ticket requests must be submitted in writing and received by CSK Auto Corporation on or before June 9, 2005. No advance ticket requests will be processed after that date. Submit advance ticket requests to Randi V. Morrison, Secretary, by mail at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Tickets will be available at the door for stockholders of record on the record date and for such stockholders’ authorized proxy holders. Each stockholder of record on the record date, or such stockholder’s authorized proxy holder, is entitled to bring one guest.

Voting by Proxy
      If you properly execute the enclosed proxy card and return it in time for the Annual Meeting, your proxy will be considered validly given. We are also offering stockholders the opportunity to vote by telephone or via the Internet. Instructions for stockholders interested in using one of these other methods to vote are set forth on the enclosed proxy card.
Expenses of Solicitation
      The costs of solicitation of proxies will be borne by the Company. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for fiscal 2004, the fees to be paid by the Company to an outside firm for proxy solicitation-related services (such fees, including reimbursable expenses, anticipated to be approximately $7,500), and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications, with the assistance of the proxy solicitation firm retained by us as referenced above, as well as by directors, officers, or regular associates of the Company acting without special compensation.

PROPOSAL 1
ELECTION OF DIRECTORS
      The individuals named in the table below are our nominees for election to the Board of Directors. Each of the nominees currently serves on our Board. Following the meeting, the Board of Directors will consist of seven directors. The Board has authority under our Amended and Restated By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings. Our directors are elected for terms of one year and will hold office until the next annual meeting of our stockholders and until his or her successor has been elected and qualified. At the Annual Meeting, all directors will be elected to serve until the 2006 Annual Meeting of Stockholders.
      Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. Should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the solicited proxy will vote for the election of such other person (if any) as may be designated by the Board of Directors.
      The Nominating & Corporate Governance Committee, discussed further below in the Corporate Governance and Related Matters section, is responsible for recommending candidates for election to the Board of Directors.
Nominees for Director
      The following table sets forth each nominee’s name, age as of April 22, 2005, and position with the Company. A brief account of each nominee’s business experience follows.

Name	Age	Position

Maynard Jenkins	62	Chairman of the Board and Chief Executive Officer
James G. Bazlen	55	Director
Morton Godlas	82	Director
Terilyn A. Henderson	48	Director
Charles K. Marquis	62	Director
Charles J. Philippin	55	Director
William A. Shutzer	58	Director
      Maynard Jenkins became our Chairman of the Board and Chief Executive Officer in January 1997. Prior to joining us, Mr. Jenkins served for ten years as President and Chief Executive Officer of Orchard Supply Hardware, a specialty retailer with sixty-five stores in California that was acquired by Sears, Roebuck & Co. Mr. Jenkins’ thirty-nine years of retail management experience also includes two years as President and Chief Operating Officer of Pay ’N Save and fifteen years at Gemco where, among other positions, he was Vice President and General Merchandise Manager.
      James Bazlen became one of our directors in July 1994. Mr. Bazlen previously served as one of our directors from November 1989 to June 1992. Mr. Bazlen served as our President and Chief Operating Officer from July 1994 until his retirement from day-to-day operations in April 2000, and, pursuant to his employment agreement with the Company (discussed further below under the caption Certain Relationships and Related Transactions — Transactions Involving our Directors), he was then retained as an employee to work on specific projects as designated by the Chief Executive Officer or the President. Prior to July 1994, Mr. Bazlen served the Company in various executive positions since April 1991, including Senior Vice President, Vice Chairman and Chief Financial Officer. Prior to that, from March 1986, Mr. Bazlen served as Senior Vice President of The Trump Group, a private investment group. Prior to joining The Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for thirteen years.

      Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, which owned both the Kragen Auto Supply and Checker Auto store chains now owned by the Company, the presidents of both Kragen and Checker reported to Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco over a twelve-year period.
      Terilyn A. Henderson became one of our directors in April 2002. She was formerly with McKinsey & Company, Inc. for twelve years, the last six of which she served in a partnership capacity. While at McKinsey, Ms. Henderson was a co-leader of the Americas Consumer Industries practice, serving clients primarily concerning retail strategy and growth issues. Ms. Henderson has published and spoken on the particular challenges of growth for U.S. retailers. She also was a co-founder of the Global Nonprofit Practice, and led its North American Environmental sector. Ms. Henderson is a director and member of the Executive Committee of the Massachusetts Audubon Society.
      Charles K. Marquis became one of our directors in April 1999. He has been a senior advisor to Investcorp, an international investment firm, or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, our primary outside corporate counsel. Mr. Marquis is also a director of Tiffany & Co., Inc.
      Charles J. Philippin originally became one of our directors in October 1996. He resigned from our Board of Directors in April 2000 and was reappointed in January 2004. From June 2002, Mr. Philippin has been a principal of GarMark Advisors, LLP, a mezzanine investment firm. Prior to that, he was Chief Executive Officer of On-Line Retail Partners, an internet software company. He has also served as a member of the management committee of Investcorp, an international investment firm, and was the National Director of Merger & Acquisitions for Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP, our independent auditor). Mr. Philippin is also a director of Competitive Technologies, Inc., Alliance Laundry Holdings LLC and Samsonite Corporation.
      William A. Shutzer became one of our directors in December 2003. Mr. Shutzer is Senior Managing Director of Evercore Partners, a boutique investment firm that provides mergers and acquisitions and other financial advisory services and manages two private equity funds. Prior to joining Evercore in April 2004, Mr. Shutzer was Managing Member of Tancredo Financial Advisors, a boutique financial advisory firm specializing in private company valuations and strategic financial advisory services. Prior to that, Mr. Shutzer was Managing Director in the Private Equity Group at Lehman Brothers Inc. from October 2000 until November 2003 (and he thereafter provided consulting services to Lehman Brothers Inc. from December 2003 until April 2004). He previously served as a Partner in Thomas Weisel Partners LLC, a merchant-banking firm, from 1999 through 2000, and held senior executive positions at ING Baring Furman Selz LLC from 1998 through 1999 and Furman Selz Inc. from 1994 through 1997. Mr. Shutzer is also a director of Jupiter Media Corp., Tiffany & Co., Inc., American Financial Group (until May 19, 2005), and Turbo Chef Technologies, Inc.
      The affirmative vote of a majority of the voting power of our issued and outstanding common stock present in person or represented by proxy at the Annual Meeting is required to elect the Company’s nominees for the Board of Directors.
      THE BOARD OF DIRECTORS UNANIMOUSLY APPROVES THE RECOMMENDATION OF THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE FOR A VOTE FOR THE ELECTION OF THE COMPANY’S NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY CARD.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITOR
      The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for fiscal 2005. The stockholders are requested to ratify this appointment as a matter of good corporate governance.
      PwC has been our independent auditor since December 1996, and no relationship exists other than the relationship between independent auditor and client.
      If the appointment of PwC as independent auditor for fiscal 2005 is not ratified by the stockholders, the Audit Committee will consider other independent auditors for our next fiscal year. However, because of the difficulty in making any substitution of an independent auditor for the current fiscal year, the appointment of PwC for fiscal 2005 will stand, unless the Audit Committee finds other reason for making a change.
      A representative of PwC will be available at the Annual Meeting to make a statement if he/she desires to do so and to respond to appropriate questions from stockholders.
      The affirmative vote of a majority of the voting power of our issued and outstanding common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of PwC as our independent auditor.
      THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2005, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.
CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Guidelines
      Our Corporate Governance Guidelines (“Guidelines”) address topics such as board composition and committees, director responsibilities, compensation and orientation, stock ownership and Board of Directors self-evaluation. The Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and recommending any changes to the Board.
      The Guidelines are available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, and printed copies are available to any shareholder upon request.
Codes of Conduct
      Our Code of Business Conduct and Ethics is designed to assist our associates and officers and our Board of Directors in resolving various types of ethical issues that may arise in the business environment. This Code covers topics such as conflicts of interest, insider trading, confidentiality, and compliance with laws. In addition, we have a Code of Ethics for Financial Officers applicable to the Chief Executive Officer, Chief Financial Officer, President, Controller, Treasurer, Director of Accounting and Financial Reporting and other officers performing similar functions, which addresses certain basic ethical principles and practices. Both of the codes are available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, and printed copies are available to any shareholder upon request. To the extent and in the manner required by Securities and Exchange Commission (“SEC”) rules and the New York Stock Exchange (“NYSE”) listing standards, we intend to disclose any future amendments to and/or waivers from (as the case may be) certain provisions of these codes on the Company’s website.

THE BOARD OF DIRECTORS
Director Independence
      The Guidelines provide that the Board will meet the criteria for independence as established by the NYSE. Pursuant to the NYSE corporate governance listing standards, the Board has determined that a majority of the Company’s directors, specifically Ms. Henderson and Messrs. Godlas, Marquis and Philippin, are “independent directors” under the current NYSE standards. In so doing, the Board determined that each of these individuals meets the “bright line” independence standards of the NYSE. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family and the Company and its affiliates and subsidiaries to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
Board of Directors’ Meetings
      The Board of Directors held seven meetings (including regularly scheduled and special meetings) in fiscal 2004. Of the currently incumbent directors, none of the directors attended fewer than 75% of the meetings of the Board of Directors and the committees on which he/she served (if any) during the period of time he/she served on the Board of Directors and such committees in fiscal 2004. Our policy with regard to Board member attendance at our annual meetings and information concerning director attendance at last year’s annual meeting of stockholders is available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com.
      Our non-management directors meet regularly in executive session without the presence of Company management. In addition, an executive session is held at least once a year to be attended only by the independent directors. Each of these executive sessions is chaired by a designated presiding director appointed annually by and from the independent directors. Mr. Marquis is currently our Board’s designated presiding director.
Compensation of Directors

Outside Director Compensation Policy
      Pursuant to our Outside Director Compensation Policy, as amended, our outside directors are paid an annual cash stipend of $50,000 (“Annual Stipend”). This Policy also provides for (i) an annual award of options to purchase 10,000 shares of our common stock at the close of business on the date of each annual meeting of stockholders, with an exercise price equal to the fair market value at the close of trading on the grant date (such options being granted pursuant to the CSK Auto Corporation 2004 Stock and Incentive Plan (the “New Plan”) adopted by our stockholders in June 2004); (ii) payment of fees of $1,500 plus reimbursement of reasonable expenses for each regular Board of Directors meeting attended in person or telephonically, $1,500 plus reimbursement of reasonable expenses for attendance in person at any committee meeting or special Board meeting that is not held in conjunction with a regular Board meeting, and $500 for each committee meeting or special Board meeting attended telephonically; and (iii) payment of annual fees of $15,000, $7,500 and $7,500 to the chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively.
      Pursuant to our Directors Stock Plan, approved by our stockholders in June 1999, and our former Outside Director Compensation Policy, the annual stipend to our outside directors was formerly paid in the form of cash, restricted stock or any combination thereof (at each outside director’s election). Awards of restricted stock were valued at fair market value at the close of business on the date immediately prior to the date of the grant. As of April 22, 2005, 18,752 shares of restricted common stock under the Directors Stock Plan had been granted, 15,891 of which have vested, 1,909 of which shall vest in June 2005, and 952 of which were permanently retired by the Company in December 2002. Following the adoption of the New Plan, no additional stock awards were granted under the Directors Stock Plan.
      As discussed below under the caption “Certain Relationships and Related Transactions”, Mr. Bazlen, formerly our President and Chief Operating Officer and currently a member of our Board of Directors, has an employment agreement with the Company that provides for payment of all compensation and reimbursement of expenses provided to outside directors under the Outside Director Compensation Policy except for the Annual Stipend, as well as payment of an annual base salary and certain benefits.
Communications with the Board of Directors
      Any shareholder or other interested party who desires to communicate with the Board of Directors or any particular director(s) (including the presiding director or the non-management directors as a group) may do so electronically by sending an e-mail to boardofdirectors@cskauto.com. Alternatively, a shareholder can contact the Board of Directors or any particular director(s) by writing to: CSK Auto, Inc., c/o Legal Department, Randi V. Morrison Attention: Board of Directors at 645 East Missouri Avenue, Suite 400, Phoenix, AZ 85012. Additional information concerning shareholder communications with our Board is available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com.
Stock Ownership Guidelines
      The Company has adopted stock ownership guidelines applicable to all members of the Board of Directors and senior officers of the Company. Ownership requirements are expressed as a minimum number of shares for members of the Board of Directors and as a percentage of salary for senior officers, and are subject to a phase-in component. Restricted (unvested) shares and unexercised stock options are not counted in calculating ownership for purposes of these guidelines.
Board Committees
      Our Board of Directors has three standing committees, which are the Nominating & Corporate Governance Committee, Audit Committee, and Compensation Committee, as well as a Qualified Legal Compliance Committee which is a special committee composed of the members of the Audit Committee. The functions of the standing committees are described below. The charters for the standing committees are available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, and printed copies are available to any shareholder upon request.

Nominating & Corporate Governance Committee
      The Nominating & Corporate Governance Committee is responsible for identifying individuals qualified for membership on the Company’s Board of Directors, recommending director nominees for each annual meeting of shareholders and appointments to Board committees, reviewing and reassessing on a regular basis the Company’s corporate governance principles, and addressing other corporate governance issues that arise from time to time. The current members of our Nominating & Corporate Governance Committee are Ms. Henderson, Mr. Godlas, and Mr. Marquis, Chairman. The Board of Directors has determined that all of the members of the Nominating & Corporate Governance Committee are independent as that term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee held three meetings during fiscal 2004.
      The Nominating & Corporate Governance Committee will consider director candidates recommended by our stockholders for the Company’s annual meeting to be held in 2006 provided any such proposal is submitted to us in writing on or before January 20, 2006 at our principal executive offices at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012, Attn: Randi V. Morrison, Secretary, and such proposal contains sufficient background information concerning the candidate to enable proper judgment to be made by the Committee as to his or her qualifications.
      Other than ensuring that the Board of Directors and each of the Board’s standing committees meet the independence requirements and other criteria established by the NYSE, SEC or other governing regulatory bodies, there are no specific, minimum qualifications that the Nominating & Corporate Governance Committee believes must be met for a position on the Company’s Board of Directors, or any specific qualities or skills that the Committee believes are necessary for one or more of the directors to possess. However, the Committee would seek candidates who possess the background, skills, expertise, and time to make a significant contribution to the Board and the Company. The specific qualities or skills of any particular candidate are evaluated by the Committee in the context of the overall composition of the Board and each of the Board’s standing committees and the then current needs of the Board and the Company.
      The number of directors constituting the entire Board is established and modified from time to time by the Board of Directors. Directors are elected at each annual meeting of the Company’s stockholders. With respect to director nominees for election at each annual meeting, the Committee reviews and evaluates the contributions and overall service to the Company of each incumbent director. If a vacancy on the Board arises, the Committee identifies potential new director candidates utilizing the Company’s and the Board’s extensive experience, and in instances where the Committee deems necessary or appropriate, may retain a third party search firm to assist in identifying such candidates. Though the Company historically has not received any stockholder-recommended nominees, the Committee would not intend to alter the manner in which it evaluates such candidates relative to candidates identified or submitted by other sources.

Audit Committee
      The Audit Committee is responsible for assisting the Board of Directors in oversight of (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint the independent auditor and pre-approve all auditing and permitted non-audit services pursuant to a written policy available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com and attached to this Proxy Statement as Appendix A. Since the effective date of the SEC rules which generally require (subject to limited exceptions) audit committee approval of all services and fees of the company’s external auditor, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee and none of those engagements was pursuant to the “de minimis” exception to pre-approval contained in the SEC rules.
      In addition, the Audit Committee interacts with management, our internal audit personnel and our independent auditor to consider the adequacy of our internal controls and our financial reporting in light of the audit results and accompanying management letters. The Audit Committee also serves as the Company’s Qualified Legal Compliance Committee, which was established by our Board of Directors in June 2003 pursuant to an SEC rule codified at 17 CFR Part 205, which implements Section 307 of the Sarbanes-Oxley Act of 2002.
      The current members of our Audit Committee are Ms. Henderson, Mr. Godlas, and Mr. Philippin, Chairman. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined in the applicable NYSE listing standards and in SEC Rule 10A-3. The Board of Directors has also determined that the Chair of the Audit Committee, Mr. Philippin, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K and that all members of the Audit Committee are financially literate under the SEC’s rules. The Audit Committee held 14 meetings during fiscal 2004.

Compensation Committee
      The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executives, and reviewing and making recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee also periodically reviews changes in compensation and employee benefits for our other associates. In addition, the Compensation Committee administers the Company’s stock plans described below in the “Report of the Compensation Committee on Executive Compensation — Stock Plans” and the 2000 Senior Executive Stock Loan Plan. The current members of our Compensation Committee are Ms. Henderson, Messrs. Godlas and Philippin, and Mr. Marquis, Chairman. The Board of Directors has determined that all of the members of the Compensation Committee are independent as that term is defined under the applicable NYSE listing standards. The Compensation Committee held three meetings during fiscal 2004.

Compensation Committee Interlocks and Insider Participation
      No current member of our Compensation Committee was, during fiscal 2004, one of our executive officers or employees or was formerly one of our officers. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Report of the Audit Committee
      In accordance with its Charter, available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, the Audit Committee assists the Board of Directors in oversight of the Company’s financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee (1) reviewed and discussed with management and the independent auditor the audited financial statements; (2) reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s evaluation of the Company’s internal control over financial reporting; (3) discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as may be modified or supplemented, and (4) received from and discussed with the independent auditor the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed with the independent auditor its compliance with the independence standards.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 for filing with the SEC. The Committee also reappointed the firm of PricewaterhouseCoopers LLP as the Company’s independent auditor, and determined to seek shareholder ratification of this decision.

Respectfully Submitted,

Audit Committee

Charles J. Philippin, Chairman
Morton Godlas
Terilyn A. Henderson

Fees Incurred for Services Rendered by Independent Auditor
      The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP during fiscal 2004 and fiscal 2003:

	2004	2003

Audit Fees(1)	$2,459,800	$910,619
Audit-Related Fees(2)	61,616	96,446
Tax Fees(3)	295,020	304,612
All Other Fees(4)	—	—

	$2,816,436	$1,311,677

(1)	The audit fees for the fiscal years ended January 30, 2005 (fiscal 2004) and February 1, 2004 (fiscal 2003), respectively, were for professional services rendered for the fiscal 2004 integrated audit (including services pertaining to Sarbanes-Oxley Section 404) and fiscal 2003 audit of the consolidated financial statements of the Company, the issuance of consents and comfort letters, the review of additional documents filed with the SEC and consultations with respect to the application and adoption of new accounting pronouncements. The audit fees for fiscal 2004 were higher than anticipated due to services rendered for matters relating to our completion of our internal control evaluation required under Sarbanes-Oxley Section 404 and the restatements of our previously reported consolidated financial statements described in detail in our Annual Report on Form 10-K for fiscal 2004. Audit fees for fiscal 2004 include billed fees plus estimated fees for completion of the fiscal 2004 audit.

(2)	The audit-related fees for fiscal 2004 and 2003, respectively, were for professional services rendered relative to Sarbanes-Oxley Section 404 (in fiscal 2004), and for assurance and related services with respect to employee benefit plan audits and an assessment of certain of the Company’s accounting policies and procedures.

(3)	Tax fees for fiscal 2004 and 2003, respectively, were for services related to tax compliance (including reviewing tax returns) and tax advice. For fiscal 2004, fees for tax compliance totaled $51,000 and fees for tax advice totaled $244,020. For fiscal 2003, fees for tax compliance totaled $45,700 and fees for tax advice totaled $258,912.

(4)	There were no fees billed to the Company during fiscal years 2004 or 2003 for services other than those described above.
      The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services is compatible with the firm’s maintaining its independence in connection with its audit of the Company’s financial statements, and has determined that the permissible non-audit services conducted by PricewaterhouseCoopers LLP do not impair or impede the firm’s independence.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Policies
      The Compensation Committee is responsible for determining the compensation of the Company’s executives. The Committee establishes compensation guidelines and targets based upon the performance of the Company and individual executive officers. Compensation ranges are established through periodic evaluation of the duties and responsibilities assigned to employees of various positions and the compensation paid in the general market for persons with the same or similar skills, training and ability, performing similar duties. We periodically adjust salary ranges based upon duties performed, business growth, general economic conditions of the Company and comparable wages and salaries. The Compensation Committee’s goal is to establish a compensation program that links the interests of management and stockholders and attracts and retains executives of high caliber and ability.
      For fiscal 2004, the Company’s compensation program consisted of base salary, incentive bonus plans, awards of restricted shares and/or options to purchase shares of the Company’s stock and a retirement plan. The Compensation Committee also has the discretion to award bonuses to executive officers and other associates in recognition of individual and/or Company performance outside of the context of the incentive bonus plans.

Base Salary
      Each year the Compensation Committee reviews base salaries of individual executive officers and their salary ranges. In determining adjustments to base salary and salary ranges for a particular year, the Compensation Committee may rely on surveys regarding salaries and other short-term compensation at comparable companies. In making salary adjustments, the Compensation Committee also makes subjective determinations regarding the performance of individual officers.

Incentive Bonus Plans
      At the early part of each fiscal year, the Compensation Committee establishes cash incentive bonuses for our executive officers and other eligible associates based on the achievement of Company performance goals and, with respect to executive officers other than Mr. Jenkins (Chairman and Chief Executive Officer) and Mr. Fraser (President and Chief Operating Officer), individual performance goals. For fiscal 2004, bonuses were established pursuant to the 2004 General and Administrative Staff Incentive Plan (“Staff Incentive Plan”) based on the Company’s performance of goals related to earnings per share (EPS), cash flow, and earnings before interest, taxes, depreciation and amortization (EBITDA), as well as achievement of individual performance goals. For fiscal 2004, our Vice Presidents and more senior officers are eligible under the Staff Incentive Plan for bonuses ranging from 6.25% to 100% of year-end salary depending upon the Company’s achievement of a certain level of performance with respect to the established Company goals and achievement of a certain level of individual performance.
      Pursuant to the terms of the 2004 Executive Incentive Program adopted in April 2004 by the Compensation Committee of the Board of Directors and approved by our stockholders in June 2004 (“2004 Incentive Program”), Messrs. Jenkins and Fraser are eligible for annual cash incentive bonuses in an amount equal to a percentage of their annual base salaries determined with reference to the Company’s achievement of the same Company performance goals of EPS, cash flow and EBITDA described above relative to the Staff Incentive Plan. Messrs. Jenkins and Fraser are eligible for bonuses up to 160% of their year-end salaries based upon the Company’s achievement of a certain level of performance with respect to the established Company goals.

Stock Plans
      Prior to the adoption in June 2004 of the New Plan (referenced above under the caption “Compensation of Directors — Outside Director Compensation Policy”), we granted stock options to our officers and employees under our 1996 Executive Stock Option Plan, 1996 Associate Stock Option Plan and 1999 Employee Stock Option Plan. After the adoption of the New Plan, no additional stock awards were granted under these prior stock option plans. The New Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, incentive bonuses and other stock awards to employees and directors of the Company.
      In addition, prior to the Company’s initial public offering in 1998, pursuant to the terms of his employment agreement, the Company awarded Mr. Jenkins options to purchase 39,940 shares of our common stock at $12.04 per share. In fiscal 2004, Mr. Jenkins exercised these options which were due to expire in March 2005. Concurrent with our initial public offering, Mr. Jenkins was also awarded options to purchase 216,635 shares, which were repriced in fiscal 2002 at $11 per share.

Retirement Plan
      The Company sponsors the CSK Auto, Inc. Retirement Program, a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Participation in the retirement program is voluntary and available to any employee who is 21 years of age and who has worked for us for more than one year. The Company has historically elected to match a portion of a participant’s contributions to this plan.
CEO Compensation
      For fiscal 2004, the Company paid Mr. Jenkins an annual base salary of approximately $795,000. Mr. Jenkins is also eligible for an annual cash incentive bonus for fiscal 2004 pursuant to the 2004 Incentive Program described above. The Compensation Committee has not yet determined bonus payments under the 2004 Incentive Program as of the date of this Proxy Statement.

      Mr. Jenkins also has a supplemental retirement plan agreement with the Company discussed further below under the caption “Employment Agreements.”

Respectfully Submitted,

Compensation Committee

Charles K. Marquis, Chairman
Morton Godlas
Terilyn A. Henderson
Charles J. Philippin
      The following table summarizes the number of stock options issued, the weighted-average exercise price and the number of securities remaining to be issued under all outstanding equity compensation plans as of January 30, 2005.
Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance under
	Outstanding Options,	Outstanding Options,	Equity Compensation
Plan Category	Warrants and Rights	Warrants and Rights	Plans(1)

Equity compensation plans approved by security holders	2,430,197	$14.18	2,808,006
Equity compensation plans not approved by security holders(2)	216,635	$11.00	—

Total	2,646,832	$13.92	2,808,006

(1)	Excludes the securities to be issued upon exercise of outstanding options, warrants and rights. Availability for future issuance under our New Plan has been reduced based on previously issued restricted stock awards weighted as set forth in such Plan.

(2)	Consists of stock options awarded to our Chief Executive Officer under the terms of his employment agreement approved by the Board of Directors effective concurrent with the Company’s initial public offering in 1998 (discussed further above under the caption “Report of the Compensation Committee on Executive Compensation — Stock Plans”).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions Involving Our Directors
      Upon his retirement as President and Chief Operating Officer of the Company in April 2000, the Company entered into an employment agreement with Mr. James Bazlen, a member of our Board of Directors, for the performance of specific projects for the Company, as designated by the Chief Executive Officer or President, for an annual base salary ($50,000, as of May 2004) and continued payment of certain medical, dental, insurance, 401(k) and other benefits. This agreement is terminable by either party upon written notice. In connection with his membership on our Board of Directors, Mr. Bazlen receives all compensation (including annual grants of stock options), except for the Annual Stipend, that is provided to our outside directors under the Outside Director Compensation Policy described above under the caption “Compensation of Directors — Outside Director Compensation Policy”.

      We have from time to time entered into certain investment banking relationships with Lehman Brothers Inc. (“Lehman”). Mr. William A. Shutzer, a current member of our Board of Directors, was formerly employed with Lehman in various capacities and provided consulting services to Lehman from December 2003 until April 2004. Mr. Shutzer or a company by which he is employed may provide investment banking or other financial advisory services to the Company in the future. For this reason, the Board of Directors made a determination in April 2005 not to characterize him as “independent” pursuant to the NYSE corporate governance listing standards.
Registration Rights Agreements
      In connection with the sale by the Company in 2001 of $50.0 million of 7% convertible subordinated debentures and a $30.0 million 7% convertible subordinated note, we entered into registration rights agreements with LBI Group Inc., an affiliate of Lehman, Investcorp CSK Holdings L.P, and Oppenheimer Capital Income Fund, a registered investment company managed by OppenheimerFunds, Inc., a principal shareholder of ours, with respect to approximately 10.42 million shares issued with respect to the conversion and payment of interest on those securities. Pursuant to these agreements, all such shares have been registered on a shelf registration statement.
EXECUTIVE OFFICERS
      The following table sets forth the name, age as of April 22, 2005, and position of each of our executive officers. Below the table appears a brief account of each executive officer’s business experience, other than Mr. Jenkins, whose background is described above under the caption “Election of Directors.” Our executive officers also have the same titles at our subsidiary, CSK Auto, Inc.

Name	Age	Position

Maynard Jenkins	62	Chairman, Chief Executive Officer and Director
Martin Fraser	50	President and Chief Operating Officer
Dale Ward	55	Executive Vice President — Commercial Operations
Larry Buresh	60	Senior Vice President and Chief Information Officer
Larry Ellis	50	Senior Vice President — Logistics
Lon Novatt	44	Senior Vice President, Chief Administrative Officer and General Counsel
Don Watson	49	Senior Vice President and Chief Financial Officer
      Martin Fraser became our President and Chief Operating Officer in April 2000. Prior to this assignment, Mr. Fraser served as Executive Vice President — Merchandising, Distribution and Commercial. Mr. Fraser began his career with the Company twenty-seven years ago and has served the Company in several executive positions including Senior Vice President — Merchandising, Transportation, Replenishment, and Marketing.
      Dale Ward became our Executive Vice President — Commercial Operations in October 2001. Prior to that, Mr. Ward served as Senior Vice President — Store Operations since March 1997. Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993, and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.
      Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for

Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company.
      Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis began his career with the Company twenty-nine years ago and has served the Company in several middle and senior management positions.
      Lon Novatt became our Senior Vice President, Chief Administrative Officer and General Counsel in April 2002. Prior to that, Mr. Novatt served as our Senior Vice President — Real Estate and General Counsel since June 1997. Prior to that, Mr. Novatt was our Vice President — Legal, and General Counsel since January 1996. Mr. Novatt also served as our Secretary from January 1996 to February 2004. From March 1994 to November 1995, Mr. Novatt was Senior Counsel for Broadway Stores, Inc., a department store chain. From October 1985 to February 1994, Mr. Novatt was with the Los Angeles law firm of Freeman, Freeman & Smiley where he was a partner from January 1992 to February 1994.
      Don Watson became our Senior Vice President and Chief Financial Officer in December 1997. Since joining the Company in March 1988, Mr. Watson served the Company in various other executive positions, including Vice President — Finance, Treasurer and Controller. From April 1985 to January 1988, Mr. Watson was Vice President and Controller for Autoworks. Prior to that, Mr. Watson was the Controller and Treasurer for Apex Drug Stores.
Executive Compensation
      CSK Auto Corporation is a holding company with no business operations of its own; all of its business is conducted through its wholly-owned subsidiary, CSK Auto, Inc. The officers of the Company receive their compensation from CSK Auto, Inc. and receive no additional compensation in their capacities as officers of the Company.
      The following table sets forth information concerning the annual and long-term compensation earned in fiscal 2004, fiscal 2003, and fiscal 2002 by the Named Executive Officers:
Executive Compensation Table

				Long-Term Compensation
				Awards

		Annual Compensation		Restricted	Securities
	Fiscal			Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Options (#)	Compensation ($)

Maynard Jenkins	2004	794,228	—	—	242,424	42,662	(3)(4)
Chairman, Chief Executive	2003	768,360	1,265,607	—	—	13,171	(3)(4)
Officer	2002	770,452	1,075,413	—	338,635	12,494	(3)(4)
Martin Fraser	2004	382,693	—	154,598	84,848	21,464	(5)
President, Chief Operating	2003	316,918	496,879	—	—	6,684	(5)
Officer	2002	302,867	449,473	—	37,200	6,440	(5)
Dale Ward	2004	292,837	—	74,580	40,934	6,036	(6)
Executive Vice President —	2003	282,786	239,525	—	—	5,270	(6)
Commercial Operations	2002	284,431	249,413	—	24,700	5,696	(6)
Don Watson	2004	275,385	—	70,752	38,835	24,890	(7)
Senior Vice President —	2003	253,498	268,400	—	—	6,962	(7)
Chief Financial Officer	2002	242,543	273,584	—	29,700	5,772	(7)
Larry Buresh	2004	271,540	—	69,498	38,141	8,560	(8)
Senior Vice President —	2003	254,616	218,404	—	—	7,360	(8)
Chief Information Officer	2002	246,801	239,996	—	55,750	6,915	(8)

(1)	The Compensation Committee of the Board of Directors has not yet determined bonus payments for fiscal 2004 under the 2004 Incentive Program or the Staff Incentive Plan. Fiscal 2003 amounts represent bonuses paid in fiscal 2004 in recognition of the Company’s improved financial performance and achievement of its EPS targets in fiscal 2003, as well as achievement of individual performance goals previously established by the Compensation Committee, and amounts awarded by the Compensation Committee in recognition of the Company’s successful completion of a significant refinancing upon better than anticipated terms. Fiscal 2002 amounts represent bonuses paid in fiscal 2002 in recognition of the Company’s improved financial performance in the first part of fiscal 2002, following the Company’s refinancing which was completed near the end of fiscal 2001 and amounts paid in fiscal 2003 in recognition of full fiscal 2002 performance based on the Company’s achievement of EPS and EBITDA related goals, as well as achievement of individual performance goals previously established by the Compensation Committee.

(2)	The value of these awards as set forth in this table is based upon the closing price of the common stock as of the date of grant. On October 18, 2004, Mr. Fraser, Mr. Ward, Mr. Watson and Mr. Buresh were awarded shares of restricted stock totaling 11,712, 5,650, 5,360 and 5,265, respectively. Such shares vest as to 33 1/3% on each of the first, second and third year anniversaries of the grant date. The value of these awards on January 30, 2005 for Mr. Fraser, Mr. Ward, Mr. Watson and Mr. Buresh was $180,131, $86,897, $82,437 and $80,976, respectively. Other than the fiscal 2004 awards, the Named Executive Officers held no restricted shares as of January 30, 2005. The Company does not currently pay dividends on shares of its common stock.

(3)	Mr. Jenkins has a supplemental retirement agreement with the Company that provides for supplemental retirement benefits for a period of ten years beginning thirty days after the effective date of termination of his employment (but not earlier than February 1, 2006, in the event Mr. Jenkins’ employment is terminated for Cause (as defined in his employment agreement)). The benefit amount payable to Mr. Jenkins under this agreement is based on the percentage of the benefit vested as of the date of termination of his employment, not to exceed $600,000 per annum. See “Employment Agreements” below.

(4)	Amounts represent: (a) employer contributions to a 401(k) Plan of $3,762, $3,799, and $3,719 for fiscal 2004, 2003 and 2002, respectively; (b) life insurance premiums of $5,925 for fiscal 2004 and $5,685 for each of fiscal 2003 and 2002, respectively; (c) car allowance of $28,774 for fiscal 2004; and (d) other imputed income of $4,201, $3,687 and $3,090 for fiscal 2004, 2003 and 2002, respectively.

(5)	Amounts represent: (a) employer contributions to a 401(k) Plan of $4,885, $4,678 and $4,472 for fiscal 2004, 2003 and 2002, respectively; (b) life insurance premiums of $900 for fiscal 2004 and $660 for each of fiscal 2003 and 2002, respectively; (c) car allowance of $14,273 for fiscal 2004; and (d) other imputed income of $1,406, $1,346 and $1,308 for fiscal 2004, 2003 and 2002, respectively.

(6)	Amounts represent: (a) employer contributions to a 401(k) Plan of $3,894, $3,368 and $3,794 for fiscal 2004, 2003 and 2002, respectively; (b) life insurance premiums of $900 for fiscal 2004 and $660 for each of fiscal 2003 and 2002, respectively; and (c) other imputed income of $1,242 for each of fiscal 2004, 2003 and 2002, respectively.

(7)	Amounts represent: (a) employer contributions to a 401(k) Plan of $4,858, $4,684,and $4,800 for fiscal 2004, 2003, and 2002, respectively; (b) life insurance premiums of $900, $660 and $623 for fiscal 2004, 2003 and 2002 respectively; (c) car allowance of $17,422 for fiscal 2004; and (d) other imputed income of $1,710, $1,618 and $349 for fiscal 2004, 2003 and 2002, respectively.

(8)	Amounts represent: (a) employer contributions to a 401(k) Plan of $3,992, $3,225 and $3,056 for fiscal 2004, 2003 and 2002, respectively; (b) life insurance premiums of $900, $660 and $615 for fiscal 2004, 2003 and 2002, respectively; and (c) other imputed income of $3,669, $3,475 and $3,244 for fiscal 2004, 2003 and 2002, respectively.

      The following table contains certain information regarding option grants during fiscal 2004 to each of the Named Executive Officers:
Option Grants in Last Fiscal Year

					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rate
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees in	Price
Name	Granted	Fiscal Year	($/Share)	Expiration Date	5%	10%

Maynard Jenkins	242,424	21%	$13.32	October 18, 2011	$1,314,563	$3,063,491
Martin Fraser	84,848	8%	$13.32	October 18, 2011	$460,095	$1,072,217
Dale Ward	40,934	4%	$13.32	October 18, 2011	$221,968	$517,279
Don Watson	38,835	3%	$13.32	October 18, 2011	$210,586	$490,754
Larry Buresh	38,141	3%	$13.32	October 18, 2011	$206,823	$481,984
      The following table contains certain information regarding options to purchase shares of common stock that were exercised during, or held as of, the end of fiscal 2004 by each of the Named Executive Officers:
Aggregated Option Exercises and Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year End (#)		Fiscal Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Maynard Jenkins	39,940	$149,376	358,135	258,924	$1,498,486	$590,308
Martin Fraser	27,024	$93,672	38,100	93,098	$158,356	$220,244
Dale Ward	4,125	$32,691	9,150	45,059	$12,627	$107,053
Don Watson	8,142	$30,746	33,075	44,610	$130,668	$111,820
Larry Buresh	—	—	60,775	42,266	$248,208	$101,299

(1)	Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $15.38, which was the closing price reported by the NYSE on January 28, 2005.
Employment Agreements
      We have an employment agreement with Mr. Jenkins. Mr. Jenkins’ annual bonus is awarded based upon goals for financial performance and operating results of the Company and individual performance goals as established by the Compensation Committee of the Board of Directors during the first part of the fiscal year. The Compensation Committee has broad discretion in determining the measures upon which Mr. Jenkins’ bonus will be based, but in the past has used criteria such as EBITDA, EPS, and cash flow. Mr. Jenkins was paid an annual base salary during fiscal 2004 of approximately $795,000. Mr. Jenkins’ employment agreement does not contain a stated termination date, but rather is terminable at will by either party. Mr. Jenkins’ employment agreement provides that if he is terminated without Cause (as defined in such employment agreement) or if he terminates his employment for Good Reason (as defined in his employment agreement and which includes a change of control in the Company), he will continue to receive his base salary and performance bonus for a period of two years from the termination.
      The Company also has a supplemental retirement plan agreement with Mr. Jenkins which provides supplemental retirement benefits for a period of ten years beginning thirty days after the effective date of termination of his employment (but not earlier than February 1, 2006, in the event that Mr. Jenkins’ employment is terminated for Cause (as defined in his employment agreement)). The benefit amount payable to Mr. Jenkins under this agreement is based on the percentage of the benefit vested as of the date of termination of his employment, not to exceed $600,000 per annum. Pursuant to such agreement, the Company will also provide to Mr. Jenkins and his spouse substantially comparable medical benefits (utilizing, as applicable, such other medical benefit policies/programs as may then be available, such as COBRA benefits, supplemental policies to any applicable Medicare policy and/or reimbursement of out-of-pocket co-insurance and deductible payments) as are made available by the Company to its executive officers for a period of ten years commencing upon the termination of his employment for any reason other than for Cause.
      The Company has employment agreements with Messrs. Fraser, Buresh, Ward, and Watson. All of such agreements entitle these executives to receive certain severance benefits if the Company terminates the executive’s employment without Cause (as defined in such agreement) or if the executive terminates his employment for Good Reason (as defined). Generally, the severance benefits consist of the continued payment of a certain percentage (between 50% — 100% for these executives) of salary, benefits and incentive compensation for a certain period (six to twelve months for these executives), and the amount of then accrued and unused vacation, and outplacement services. These agreements also contain change of control provisions, which provide these executives with supplemental retention and severance benefits in the event of a Change of Control (as defined) of the Company. Generally, these benefits consist of a lump sum retention bonus payment if the executive remains employed with the Company or surviving corporation for a period of time after a Change of Control or the Company terminates his employment without Cause or the executive terminates his employment for Good Reason within such period of time after the Change of Control date. These provisions also provide these executives with special severance benefits, consisting generally of continued salary, benefits and incentive compensation, accrued and unused vacation, and outplacement services, if, within twelve months following a Change of Control of the Company, the executive terminates his employment for Good Reason or the Company terminates such executive’s employment without Cause. The Company has similar employment agreements with its other senior executives.
Indebtedness
      During fiscal 2004, Mr. Buresh had a loan outstanding in the amount of approximately $55,000 in connection with our 2000 Senior Executive Stock Loan Plan. This Plan permitted us to extend loans to the program participants for the purchase of shares of the Company’s common stock on the open market pursuant to the terms of the plan documents. Interest, which accrues on the participant’s then outstanding loan balance, was calculated quarterly, payable in arrears, and was equal to the average rate paid by CSK Auto, Inc. under the revolving portion of its senior credit facility during such period, which was approximately 3.85%, 3.80%, 3.60% and 4.85% for each of the four fiscal quarters, respectively, of fiscal 2004. As of the end of fiscal 2004, Mr. Buresh’s indebtedness had been fully paid. No additional loans were or will be extended under this Plan.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on our common stock to the cumulative total stockholder return on shares of companies in (1) the Standard & Poor’s 500 Index; and (2) the Standard & Poor’s Midcap Specialty Stores Index. The Standard & Poor’s Midcap Specialty Stores Index consists of Claire’s Stores, Borders Group, Barnes & Noble, Williams-Sonoma Inc., Michaels Stores, O’Reilly Automotive, Pier 1 Imports, Regis Corp., PETsMART Inc., CarMax Inc., Rent-A-Center and Advance Auto Parts.
      The period covered is from January 30, 2000 through January 30, 2005. The graph assumes that $100 was invested on January 30, 2000 in our common stock and in each comparison index, and assumes that any dividends paid were reinvested. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our common stock.
Total Cumulative Shareholder Return for the Period 01/30/00-01/30/05

	Jan. 30, 2000	Feb. 4, 2001	Feb. 3, 2002	Feb. 2, 2003	Feb. 1, 2004	Jan. 30, 2005

CSK Auto Corporation	$100	$51.9	$78.3	$84.6	$166.0	$130.9
S&P 500	100	99.2	82.5	62.9	83.2	86.1
S&P Midcap Specialty Stores	100	91.5	120.5	97.2	131.0	144.1

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information concerning beneficial ownership of our common stock as of April 22, 2005 (except as indicated below), by (1) each person we know to be a beneficial owner of more than 5% of our outstanding common stock, (2) each director of the Company who could be deemed to be the beneficial owner of shares of our common stock, (3) each current Named Executive Officer who could be deemed to be the beneficial owner of shares of our common stock, and (4) all directors and executive officers of the Company as a group. The number of shares and total voting power shown include shares that these persons had a right to acquire within sixty (60) days after April 22, 2005, through the exercise of stock options and vested shares they hold in the Company’s 401(k) Plan.

	Number of	Total Voting
Name	Shares	Power (%)

OppenheimerFunds, Inc.(1)	6,568,450	14.55
Oppenheimer Capital Income Fund(1)	6,497,250	14.39
Earnest Partners LLC(2)	4,842,472	10.73
Highbridge Capital Management, LLC(3)	2,257,611	5.00
Highbridge International LLC(3)	2,257,611	5.00
Highbridge Capital Corporation	2,257,611	5.00
Highbridge Event Driven/Relative Value Fund, L.P.(3)	2,257,611	5.00
Highbridge Event Driven/Relative Value Fund, Ltd.(3)	2,257,611	5.00
Highbridge Long/Short Equity Fund, L.P.(3)	2,257,611	5.00
Highbridge Long/Short Equity Fund, Ltd.(3)	2,257,611	5.00
Glenn Dubin(3)	2,257,611	5.00
Henry Swieca(3)	2,257,611	5.00
James Bazlen(4)(5)	338,357	*
Morton Godlas(6)	8,521	*
Terilyn A. Henderson	1,012	*
Charles K. Marquis(7)	40,500	*
Charles J. Philippin	5,601	*
William A. Shutzer(8)	11,671	*
Maynard Jenkins(5)(9)	398,235	*
Martin Fraser(5)(10)	72,318	*
Larry Buresh(5)(10)	95,165	*
Dale Ward(5)(10)	18,925	*
Don Watson(5)(10)(11)	54,979	*
All directors and executive officers as a group (13 persons)(4)-(11)	1,091,921	2.42

*	Less than 1%.

(1)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as beneficially owned by OFI, OFI has sole voting power with respect to none of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares, and shared dispositive power with respect to 6,568,450 of such shares. Of the shares of common stock shown as beneficially owned by OCIF, OCIF has sole voting power with respect to all 6,497,250 of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares, and shared dispositive power with respect to 6,497,250 of such shares. The address for OFI is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008. The address for OCIF is 6803 S. Tucson Way, Centennial, Colorado 80112. The

information with respect to OFI and OCIF is as of December 31, 2004, and was obtained from the Schedule 13G filed on their behalf on February 15, 2005.

(2)	Earnest Partners, LLC (“Earnest”) is an investment advisor. Of the shares of common stock shown as beneficially owned by Earnest, Earnest has sole voting power with respect to 2,767,720 of such shares, shared voting power with respect to 1,153,352 of such shares, sole dispositive power with respect to all 4,842,472 of such shares, and shared dispositive power with respect to none of such shares. The address for Earnest is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. The information with respect to Earnest is as of December 31, 2004 and was obtained from the Schedule 13G filed on its behalf of February 10, 2005.

(3)	Highbridge International LLC is a wholly owned subsidiary of Highbridge Capital Corporation, a broker/dealer. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Event Drive/Relative Value Fund, Ltd., and Highbridge Long/ Short Equity Fund, Ltd. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Long/Short Equity Fund, L.P. Highbridge Capital Management, LLC is exempt from registration as an investment adviser. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. Collectively these entities and persons are referred to as the “Highbridge Entities.” Each of the Highbridge Entities has sole voting power with respect to none of such shares, shared voting power with respect to 2,257,611 of such shares, sole dispositive power with respect to none of such shares, and shared dispositive power with respect to 2,257,611 of such shares. The address for Highbridge Capital Management, LLC, Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Long/Short Equity Fund, L.P., Glenn Dubin, and Henry Swieca is: 9 West 57th Street, 27th Floor, New York, New York 10019. The address for Highbridge International LLC and Highbridge Capital Corporation is: The Cayman Corporate Center, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. The address for Highbridge Event Driven/Relative Value Fund, Ltd. and Highbridge Long/Short Equity Fund, Ltd. is: c/o Harmonic Fund Services, Bermuda House, 3rd Floor, British American Centre, Dr. Roy’s Drive, P.O. Box 940 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. The information with respect to the Highbridge Entities is as of March 28, 2005, and was obtained from the Schedule 13G/A filed on its behalf on March 28, 2005.

(4)	Includes 259,857 shares of common stock held by a revocable family trust and 2,000 shares of common stock owned by Mr. Bazlen’s children.

(5)	Includes the following shares of our common stock that the following individuals have the right to acquire upon exercise of options: Maynard Jenkins (374,635); James Bazlen (76,500); Martin Fraser (46,350); Larry Buresh (64,900); Dale Ward (13,275); Don Watson (38,850); and all directors and executive officers as a group (652,360).

(6)	Consists of 8,021 shares of common stock held in a revocable family trust and 500 shares of restricted common stock granted in June 2004 pursuant to our Directors Stock Plan which, subject to the terms and conditions of such Plan, shall vest in June 2005; excludes 200 shares of common stock held by Mr. Godlas’ son-in-law, of which Mr. Godlas disclaims beneficial ownership.

(7)	Includes 500 shares of our common stock held in a trust, of which Mr. Marquis is trustee for the benefit of his adult daughter.

(8)	Includes 1,409 shares of restricted common stock granted in June 2004 pursuant to our Directors Stock Plan, which, subject to the terms and conditions of such Plan, shall vest in June 2005.

(9)	Includes 23,600 shares of common stock held in revocable family trusts.

(10)	Includes the following shares of restricted stock awarded to the following individuals in October 2004: Martin Fraser (11,712), Larry Buresh (5,265), Dale Ward (5,650), Don Watson (5,360), and all executive officers as a group (36,774). Such shares vest as to 33 1/3% on each of the first, second and third year anniversaries of the grant date and confer the holders with the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such restricted shares, including voting rights.

(11)	Includes 1,624 shares of our common stock held by Mr. Watson in the common stock fund of the Company’s 401(k) Plan.
OTHER MATTERS
Stockholder Proposals
      Stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2006 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors. Under the Company’s By-laws, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company not less than 120 calendar days before the date corresponding with the date set forth on the Proxy Statement distributed to stockholders in connection with the preceding year’s annual meeting. In other words, any such proposal or nomination to be considered at the 2006 Annual Meeting must be provided in writing to the Secretary of the Company on or before January 20, 2006. Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s By-laws. If a stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock (herein collectively, our “Section 16 insiders”) to file certain forms reporting their ownership and changes in ownership of our stock with the SEC and the NYSE, and to furnish the Company with copies of these filings.
      Based solely on our review of the copies of such forms that we received and written representations from our Section 16 insiders, we believe that all of our Section 16 insiders complied with these reporting obligations for fiscal 2004.

      Please promptly complete, date, sign and mail the accompanying proxy card in the postage-paid envelope enclosed for your convenience or vote by telephone or via the Internet as indicated on the enclosed proxy materials. Giving us your proxy by any of these methods will not prevent you from attending the Annual Meeting and voting in person.
Phoenix, Arizona
May 20, 2005

APPENDIX A
CSK AUTO CORPORATION
AUDIT COMMITTEE
POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
      I. Overview. Pursuant to Section III.A.1. of the CSK Auto Corporation (the “Company”) Audit Committee Charter (“Charter”) adopted by the Audit Committee (the “Committee”) on February 25, 2003, and proposed for approval by the Company’s Board of Directors April 15, 2003, and the rules implemented by the Securities and Exchange Commission pursuant to Section 202 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Committee has established this Policy with respect to the pre-approval of audit services and any non-audit service not prohibited by applicable law or regulation (“permissible non-audit service”) rendered by the Company’s independent auditor.
      II. Auditor Independence. The Committee is responsible for assisting the Board of Directors in oversight of the independent auditor’s independence. As such, the Committee shall (i) consider whether the provision of permissible non-audit services is compatible with maintaining the auditor’s independence, (ii) ensure that the lead audit partner, concurring audit partner and other partners of the independent auditor’s engagement team (to the extent applicable) are rotated as required under the Act, and (iii) further consider, in order to assure continuing auditor independence, rotation of the independent auditing firm itself.
      III. Audit Services. The Committee has the sole authority to appoint the independent auditor of the Company. However, the Company shall continue its long-standing practice of recommending that the Board of Directors ask the Company’s stockholders, at their annual meeting, to ratify the Committee’s selection of the independent auditor. The Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimate. The Committee’s approval of the annual audit engagement will be construed to approve broadly the provision of all audit, review and attest services (including the issuance of any comfort letters) during the course of such audit engagement.
      IV. Permissible Non-Audit Services.
      a. Routine Tax Compliance. For each tax return prepared, reviewed, and/or signed by the Company’s auditor, an engagement letter confirming the scope and terms of the work to be performed shall be submitted to the Committee for pre-approval. In its discretion, the Committee may elect to engage the independent auditor for the provision of services relating to any and all tax returns to be filed on behalf of the Company in any fiscal year. In the event any material modification of an engagement letter is required, such modification must also be pre-approved.
      b. Routine Tax Advice.
      i. Prior to the end of each fiscal year, the Company’s Chief Financial Officer or Controller shall submit a request for pre-approval to the Committee for an amount of tax advising services to be performed by the Company’s auditor on an as-needed basis for the following fiscal year. Such request should be detailed as to the particular service anticipated, including estimated dollar amounts.
      ii. At a subsequent meeting of the Committee, additional routine tax advising services may be submitted by the Chief Financial Officer or Controller for pre-approval by the Committee.
      c. Non-routine tax-related Projects.
      i. For any other “non-routine” tax-related project proposed to be performed by the Company’s auditor, an engagement letter confirming the scope and terms of the work to be performed shall be submitted by the Chief Financial Officer or Controller to the Committee for pre-approval. In the event any material modification of an engagement letter is required, such modification must also be pre-approved.
      ii. A “non-routine” project is defined as any service not included in subsections IV.a. and IV.b. above.

A-1

      d. Definition of Tax Services. Tax services in general are defined as any service rendered by the Company’s independent auditor, including, but not limited to, the areas of income tax, sales and use tax, property tax, payroll tax, tax ramifications relating to compensation and benefits, tax audit services, indirect tax, and economic consulting services (transfer pricing).
      The Company’s independent auditor will not be permitted to perform services in connection with:
      i. representing the Company before the tax court, district court, or federal court of claims, or
      ii. consulting on a tax shelter transaction or other transaction that the auditor presents to the Company for which the sole business purpose may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
      e. Other Permissible Non-Audit Services. For any other permissible non-audit service proposed to be performed by the Company’s independent auditor not specifically addressed above, an engagement letter confirming the scope and terms of the work to be performed shall be submitted to the Committee for pre-approval. In the event any modification of an engagement letter is required, such modification must also be pre-approved by the Committee.
      V. De Minimis Exception. Pursuant to the provisions of the Charter and the Securities and Exchange Commission rules, pre-approval for permissible non-audit services may be waived in certain circumstances provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent (5%) of the total amount of revenues paid by the Company to the independent auditor in the fiscal year when services are provided; (2) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Committee and approved prior to completion of the audit either by the Committee or authorized delegate (discussed below).
      VI. Authorized Delegate. The Chairman of the Committee has delegated authority to grant pre-approvals required under this Policy. The decisions of the Chairman under this delegated authority shall be presented to the full Committee at its next scheduled meeting.
      VII. Reporting. On a quarterly basis, the Company’s Chief Financial Officer or the Controller shall report to the Committee all non-audit services performed during the previous quarter and all fees billed by the Company’s independent auditor for such non-audit services.

A-2

PROXY CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 16, 2005
AT 9:00 A.M. MOUNTAIN STANDARD (PHOENIX LOCAL) TIME
THE ARIZONA BILTMORE
2400 E. MISSOURI AVENUE
PHOENIX, ARIZONA

The undersigned hereby appoints Lon Novatt and Randi V. Morrison, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in CSK Auto Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Arizona Biltmore, Phoenix, Arizona on Thursday, June 16, 2005 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

(Continued, and to be signed on the other side)

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

You can give your proxy in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

OR

2.	CALL TOLL FREE 1-866-540-5760 on a touch-tone telephone and follow the instructions. There is NO CHARGE to you for this call.

OR

3.	Access our web site www.proxyvoting.com/cao to vote your shares.

If you plan to attend the Annual Meeting in person, please remember to send your written request for an admission ticket to:

CSK Auto Corporation
645 East Missouri Avenue, Suite 400
Phoenix, AZ 85012
Attn: Randi V. Morrison, Secretary

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all	FOR all nominees
	nominees	listed below
	listed below	(except as marked to
		the contrary below)	WITHHELD
1. Election of Directors	☐	☐	☐

01 Maynard Jenkins	05 Charles K. Marquis
02 James G. Bazlen	06 Charles J. Philippin
03 Morton Godlas	07 William A. Shutzer
04 Terilyn A. Henderson

Instructions: To withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below.

	FOR	AGAINST	ABSTAIN
2. Ratify appointment of independent auditor	☐	☐	☐

Even if you are planning to attend the Annual Meeting in person, you are urged to sign and mail this Proxy Card in the return envelope so that your stock may be represented at the meeting.

Signature	Title(s)	Date

Sign exactly as your name(s) appears on your stock certificates. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons, as the case may be, should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by an authorized officer. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the proxy card.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to the date of the Annual Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cao		Telephone 1-866-540-5760		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on
the internet at www.cskauto.com